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                                                                   EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Quaker State Corporation on Form S-8 for the registration of 65,385 shares of Capital Stock which may be issued under the Non-employee Director Restricted Stock Agreement, and in the Section 10(a) prospectus and the reoffer prospectus used in connection therewith, of our report dated January 27, 1998, on our audits of the consolidated financial statements and the financial statement schedule of Quaker State Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the Annual Report on Form 10-K. We also consent to the reference of our firm under the caption "Experts."

PricewaterhouseCoopers LLP


Dallas, Texas
August 11, 1998